FOR IMMEDIATE RELEASE
---------------------

Contact:   Donald A. Wright, President/CEO
           Nick A. Gerde, Vice President/CFO
           Phone:  (509) 664-8000    Fax:  (509) 664-6868

           Richmont Consulting International
           Edda Brown, President
           Phone:  (213) 658-8088    Fax:  (213) 658-9075


                    PACIFIC AEROSPACE & ELECTRONICS ANNOUNCES
                  A PROPOSED ACQUISITION AND AN EQUITY PRIVATE
                                    PLACEMENT


Wenatchee, Washington, March 1, 1997. Pacific Aerospace & Electronics, Inc. (NASDAQ: "PCTH" and "PCTHW") announced today that it has signed a letter of intent to acquire all of the assets of Northwest Technical Industries, Inc ("NTI") of Sequim, Washington. The transaction is valued at approximately $2.0 million in cash and common stock. NTI manufactures explosively formed and clad dissimilar metals. It is currently a key supplier to the Electronics Group of the Company. President & CEO Don Wright said: "The NTI acquisition is part of our strategy to vertically integrate our technologies and production capabilities. We are very fortunate to have the opportunity to acquire a company like NTI that is both profitable and growing. We look forward to welcoming NTI President, Alan Hare, and his staff to the Pacific Aerospace & Electronics family, and we anticipate no significant changes in management or staffing at NTI after the closing."

In conjunction with this acquisition agreement, the Company also announced that it has just completed a private placement of a new series of convertible preferred stock with gross proceeds to the Company of $5.0 million. President & CEO Don Wright stated: "We are currently seeing growth across all of our market segments, and the Company is enjoying a record backlog of over $35 million. This placement of equity allows us to continue to support that growth. The proceeds of the offering will be allocated primarily towards strategic acquisitions like NTI, additional capital equipment and facilities expansion."
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Pacific Aerospace & Electronics, Inc. develops, manufactures, markets and sells a broad range of precision components and electronic assemblies designed to operate with a high degree of reliability in harsh environments such as the ocean, space and the human body, incorporating the Company's proprietary and patented technologies. The Company has two operating groups in the aerospace and electronics industries. Markets served by the Company include the aerospace, space, defense, medical, energy, transportation and general electronics industries. The Company's common stock trades on the NASDAQ National Market System under symbol "PCTH," and its warrants trade under the symbol "PCTHW."